EMPLOYMENT AGREEMENT

This Agreement is entered into between Igor Gabal ("Executive") and Veroni Brands, Corp. ("the Company" or "Employer") on the date first written below and on the following terms as memorialized herein. In consideration of Executive's accepting employment with the Company, the Company hiring Executive and for the other good and valuable consideration, the parties hereby agree as follows:

1. Executive shall be employed as Chief Executive Officer of the Company (CEO) at a minimum base salary of a) US $35,000.00 per annum less all-appropriate withholdings plus 450,000 common shares per year for the first two years of Executive's employment, shares will be issued at Par ($0.0001 per share) after successful two years of Executive's Employment; b) US $90,000.00 per annum less all-appropriate withholdings plus monthly $25,000 bonus in Executive's second year of Employment. In Executive's third through fifth year of employment, Executive shall be guaranteed a minimum base salary of $450,000.00 per annum less all-appropriate withholdings plus 270,000 per annum of the company common stock vested on or before January 15th of every year of Executive's third through fifth year of employment as long as Executive is continue in his role. Thereafter, the parties shall mutually negotiate minimum base salary of Executive taking in to account past performance, company performance, and other reasonable and objective measures but in no event less than $450,000.00. Payment shall be made in accordance with Illinois law at regular intervals. Executive's start date will be January 1st, 2019.

2. Executive shall report to Board of Directors of the Company ("Board"). Executive's duties shall include: overall Company strategy for the United States market, including sales and marketing strategy, business and financial plans, strategic alignment and growth within the US market, organic and inorganic business development, general management duties, including talent acquisition and management, and any other such duties as CEO may from time to time reasonably assign. Involvement in international markets to establish relationships with various suppliers. Executive shall be based in Company headquarters in Bannockburn, Illinois and the majority of his work shall be based in the Bannockburn office. Executive shall from time to time travel both within and outside of the United States for business, but travel is not expected to exceed 50% of his working time in a given year. When feasible, Executive shall be entitled to work out of his home office provided such work does not interfere with work performance or other Company needs.

3. Employer understands that Executive has resigned from his Real-Estate business activities to join the Company based on promises, challenging, and gainful employment with the Company in an executive capacity and with work responsibilities commensurate with that level. As consideration for Executive's actions, Employer agrees to provide Executive 900,000 shares of fully vested Company capital stock, which shall be granted to Executive as follows: (1) 900,000 shares within thirty (30) days following of Executive's second year of employment; (2) 270,000 shares within thirty (30) days of Executive's third year of employment; and (3) 270,000 shares within thirty (30) days of Executive's fourth year of employment; and (4) 270,000 shares within thirty (30) days of Executive's fourth year of employment; <u>provided</u>, that such numbers shall be proportionately adjusted in the event the Company completes a stock dividend, recapitalization or similar change in the capital structure of the Company prior to the issuance of any such shares. For the avoidance of doubt, all such shares and any other shares granted or issued by the Company in accordance with the terms of this Agreement (including paragraph 6) shall be fully vested upon grant and shall not be subject to any time or performance vesting conditions. Executive

understands that he shall be part of the Executive team that develops and rolls out a stock ownership plan for the Company (the "Stock Plan"); provided, that the terms of the Stock Plan shall be consistent with and not conflict with the terms of this Agreement. In no event, however, shall Executive's ownership interest in the Company be less than 51% on a fully diluted basis at any time. Additionally, and without limiting the foregoing, in the event the Company proposes to sell any shares of its capital stock to any person, the Company shall give Executive the opportunity to purchase all or a portion of such shares on substantially the same terms (including purchase price).

Furthermore, in the event the Company registers any shares of its capital stock under the U.S. Securities Act of 1933, as amended (the "Securities Act"), the securities rules and regulations of any jurisdiction or any stock exchange (including the New York Stock Exchange and Nasdaq) in connection with an initial public offering or otherwise, the Company shall cause all shares previously issued to or acquired by Executive to be registered under the Securities Act or other applicable rules and regulations and on the applicable stock exchange(s).

4. Employer agrees that if Executive's employment is terminated for any reason other than Cause, or by Executive for Good Reason, within the first two years of Executive's employment, the Company will provide Executive with severance in the amount equal to two (2) years of Executive's third year base salary, payment for any unused, accrued vacation and reimbursement for any legitimate Company expenses. If Executive's employment is terminated for any reason other than Cause, or by Executive for Good Reason, after two years of employment, the Company will provide Executive with severance in the amount equal to one (1) year of Executive's highest total salary in any prior full year of employment, payment for any unused, accrued vacation and reimbursement for any legitimate Company expenses. Executive understands that he shall be entitled to no payments whatsoever (excluding Paragraph 7 Change in Control severance). Such severance shall be paid within fifteen (15) days of Executive's last day of employment with the Company. The parties intend for this Agreement to comply fully with Section 409A of the Code. Both parties will work together to ensure such payments are made in such a way as to mitigate any tax consequences to Executive.

For purposes of this Agreement, Cause shall mean any action committed by Executive involving fraud, theft, embezzlement, bribery, or any other felony criminal conviction or misdemeanor criminal conviction involving the Company or its business. For purposes of this Agreement, Good Reason shall mean any diminution in base pay, bonus, job responsibilities or duties, reporting relationships, or other perquisites as set forth in this Agreement, any violation of the terms of this Agreement by the Company, any actions by the Company or any of its senior executives or employees that would constitute a crime or violation of any US law, which are reported by Executive to the Board of Directors and are left uncured for a period exceeding thirty (30) days, any requirement that Executive be required to regularly travel for more than 35 of the year outside of Illinois or outside of the continental United States (except within the first twelfe months of employment), or any move of the Company's headquarters and/or Executive's home office to outside of Northern Illinois.

5. Executive shall be entitled to participate in the Company's profit sharing/bonus pool available to other senior executives of the Company. For the first year, the Company guarantees that payment of such bonus shall be at least US$100,000.00 dollars but agrees that if bonus pool is more lucrative, Executive shall be able to share in bonus pool comparable to other senior executives of the

Company. For the second year, the Company guarantees that payment of such bonus shall be at least US$300,000 dollars but agrees that if bonus pool is more lucrative, Executive shall be able to share in bonus pool comparable to other senior executives of the Company.

6. On the anniversary of Executive's second year of employment, Executive shall be entitled to a minimum annual equity grant of 900,000 fully vested shares of Company capital stock; provided, that such number shall be proportionately adjusted in the event the Company completes a stock dividend, recapitalization or similar change in the capital structure of the Company prior to any such grant; provided, further, that if the Company's annual equity grants to other senior executives of the Company (whether made pursuant to the Stock Plan or otherwise) are more lucrative, Executive shall receive annual equity grants commensurate with those made to such other executives.

7. In the case of any change in control of the company, which shall include acquisition of the Company or its stock or assets, as the case may be, by any third party; dissolution or divestment of assets of the Company; or liquidation of the assets of the Company, the Company agrees that Executive shall receive payment equal to one and a half times his highest total annual compensation. ("Change in Control" provision). Such payment shall be paid within fifteen (15) days of the event triggering the Change of Control. The parties intend for this Agreement to comply fully with Section 409A of the Code. Both parties will work together to ensure such payments are made in such a way as to mitigate any tax consequences to Executive.

8. Executive shall be entitled to participate in the Company's health and welfare benefit plans and other perquisites, including but not limited to, medical, dental, life insurance, personal accident insurance, 401(k), profit sharing, expense account, care allowances or club memberships (if applicable), and all other benefits or perquisites offered to any other senior executives of the Company. If Executive is required to spend more than 30% of his time driving, the parties shall discuss appropriate car allowance or shall reimburse Executive for wear and tear and mileage on his personal vehicle in accordance with then minimum IRS reimbursement levels.

9. Executive agrees that during his employment and for as long as the information remains confidential and has not been disclosed (other than in violation of this provision by Executive), Executive shall not use, share or disclose the Company's confidential information other than in connection with his employment at the Company. To the extent Executive is required by law or subpoena to disclose the Company's confidential information, Executive shall notify the Company to allow it time to assert any and all available legal defenses. ("Confidentiality Provision")

10. Executive agrees that if the Company honors its promises, including but not limited to paying severance as set forth herein, Executive shall not, for one (1) year following his termination of employment for any reason, solicit for hire or hire in any capacity (as employee, consultant, agent or contractor) any current Company employee (the "Non Solicit").

11. Executive agrees that if the Company honors its agreements, including but not limited to paying severance as set forth herein, Executive shall not, for one (1) year following his termination of employment for any reason, compete with the Company by working as an employee, consultant, agent,

advisor, or contractor at a competitor of the Company within the chocolate industry within the United States.

12. This Agreement is governed under Illinois law. Any dispute arising out of this Agreement shall be brought in a court in Illinois. Both parties' consent to jurisdiction in Illinois

13. This Agreement may be executed in multiple counterparts.

14. This Agreement may not be modified orally, and any modifications must be in writing and signed by each party to the contract to be valid. No assignment of this Agreement shall be valid unless consented to by both parties, which consent shall not be unreasonably withheld

15. A failure of a party to enforce any term of this Agreement shall not limit enforceability of any provision or otherwise seek to bar the party from pursuing his or its future rights under the Agreement.

16. This Agreement constitutes the sole and complete Agreement of the parties and supersedes any prior oral discussions of the parties. Intent of the parties is set forth solely herein.

THIS AGREEMENT IS HEREBY EXECUTED BY AND BEHALF OF THE PARTIES SET FORTH BELOW

IGOR GABAL

01/02/2019

DATE

BY: TOMASZ KOTAS, CO- FOUNDER AND BOARD OF DIRECTORS

01/02/2019

DATE